Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	May 7, 2010

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income available for common stock of $45.4 million ($4.91 per share) for its first quarter ended April 4, 2010, compared to a net loss available for common stock of $19.2 million ($2.04 loss per share) in the first quarter of last year.

Results for the first quarter of 2009 included $13.4 million in accelerated depreciation at The Washington Post (after-tax impact of $8.3 million, or $0.89 per share); $16.9 million in restructuring charges related to Kaplan’s Score and Test Preparation operations (after-tax impact of $10.5 million, or $1.12 per share); and $6.6 million in early retirement program expense at Newsweek (after-tax impact of $4.1 million, or $0.44 per share).

Revenue for the first quarter of 2010 was $1,171.2 million, up 11% from $1,054.1 million in 2009. The increase is due to revenue growth at the education, television broadcasting and cable television divisions, offset by revenue declines at the magazine publishing and newspaper publishing divisions. The Company reported operating income of $92.5 million in the first quarter of 2010, compared to an operating loss of $19.6 million in 2009. Operating results improved at all of the Company’s divisions for the quarter.

The Company’s operating income for the first quarter of 2010 includes $0.4 million of net pension credits, compared to $1.3 million, excluding early retirement programs, in the first quarter of 2009.

Division Results

Education

Education division revenue totaled $711.4 million for the first quarter of 2010, a 20% increase over revenue of $593.5 million for the first quarter of 2009. Kaplan reported first quarter 2010 operating income of $57.9 million, up from $11.2 million in the first quarter of 2009.

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A summary of Kaplan’s first quarter operating results compared to 2009 is as follows:

	First Quarter
(In thousands)	2010	2009	% Change
Revenue
Higher education	$442,584	$333,535	33
Test preparation, excluding Score	102,419	108,811	(6)
Score	—	4,773	—
Kaplan international	133,985	117,916	14
Kaplan ventures	34,732	31,017	12
Kaplan corporate	1,291	610	—
Intersegment elimination	(3,629)	(3,132)	—

	$711,382	$593,530	20

Operating income (loss)
Higher education	$85,893	$36,922	—
Test preparation, excluding Score	(6,801)	4,923	—
Score	—	(17,636)	—
Kaplan international	4,527	6,773	(33)
Kaplan ventures	(6,679)	(2,112)	—
Kaplan corporate	(13,190)	(10,460)	(26)
Kaplan stock compensation	(535)	(1,761)	70
Amortization of intangible assets	(5,276)	(5,541)	5
Intersegment elimination	9	54	—

	$57,948	$11,162	—

In the first quarter of 2010, Kaplan made several minor changes to its operating and reporting structure: Kaplan Compliance Solutions was moved from Kaplan Ventures to Test Preparation; Kaplan Continuing Education was moved from Test Preparation to Kaplan Ventures; and Colloquy (a business that provides online services to nonprofit higher education institutions) was moved from Kaplan Higher Education to Kaplan Ventures. The division results presented above reflect these changes.

Kaplan Higher Education (KHE) includes Kaplan’s domestic post-secondary education businesses, made up of fixed-facility colleges and online post-secondary and career programs. Higher education revenue and operating income grew significantly in the first quarter of 2010 due to strong enrollment growth and improved margins. Student starts increased in the first quarter of 2010 compared to the prior year, particularly at Kaplan University; however, the percentage growth rate was lower than in the first quarter of 2009. A summary of KHE student enrollment for the first quarter of 2010 as compared to 2009 is as follows:

	As of March 31,
	2010	2009	% Change
KHE Student Enrollment
Total students
Kaplan University	70,514	51,735	36
Kaplan Higher Education Campuses	48,779	43,854	11

	119,293	95,589	25

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	For the Quarter Ended
	March 31, 2010	March 31, 2009
New student starts
Kaplan University	25,169	21,135	19
Kaplan Higher Education Campuses	15,346	14,607	5

	40,515	35,742	13

Kaplan University and Kaplan Higher Education Campuses enrollment at March 31, 2010, and March 31, 2009, by degree and certificate programs were as follows:

	As of March 31,
	2010	2009
Certificate	26.2%	30.7%
Associate’s	34.1%	31.6%
Bachelor’s	33.5%	33.1%
Master’s	6.2%	4.6%

	100%	100%

The U.S. Department of Education is expected to issue proposed regulations in the second quarter of 2010 that could amend or add to existing Title IV regulations. The proposed regulations may include revised standards governing the payment of incentive compensation to admissions and financial aid advisors; a new definition of “gainful employment” that is based on student tuition and debt levels and other factors; and other changes to Title IV eligibility requirements for institutions, programs and students. The changes ultimately made to the Title IV regulations could adversely affect, among other things, Kaplan’s ability to retain admissions and financial aid advisors and the ability of Kaplan Higher Education division’s programs and students to qualify for Title IV financial assistance, and could otherwise have a material adverse effect on Kaplan’s operating results. The Department of Education has stated its intent to publish any new final regulations by November 1, 2010, which is the deadline for the regulations to take effect by July 1, 2011.

Test preparation includes Kaplan’s standardized test preparation and tutoring offerings, as well as the professional domestic training business, K12 and other businesses. In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $4.6 million in severance and other closure costs were recorded in the first quarter of 2010 in connection with this plan. Test preparation revenue declined 6% in the first quarter of 2010 due mostly to the discontinuance of certain K12 offerings. Test preparation operating results were also down in the first quarter of 2010 due to K12, reduced prices at the traditional test preparation programs and higher spending to expand online offerings and innovate various programs. The declines were offset by improved results at test preparation’s professional domestic training businesses due to expense reductions; total restructuring-related expenses of $5.4 million were recorded in the first quarter of 2009 related to lease termination, accelerated depreciation of fixed assets and severance costs.

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At the end of March 2009, the Company approved a plan to offer tutoring services, previously provided at Score, in Kaplan test preparation centers. The plan was substantially completed by the end of the second quarter of 2009; 14 existing Score centers were converted into Kaplan test preparation centers, and the remaining 64 Score centers were closed. In the first quarter of 2009, the Company recorded $11.5 million in asset write-downs, severance and accelerated depreciation of fixed assets, including a $9.2 million write-down on Score’s software product.

Kaplan International includes professional training and post-secondary education businesses outside the United States, as well as English-language programs. Kaplan International revenue increased 14% in 2010. The increase for 2010 is primarily the result of favorable exchange rates in the U.K., Europe, Australia and Asia, as well as strong enrollment growth in the University pathways business. Kaplan International operating income was down in 2010 largely due to higher expenditures for business development incurred at Kaplan Australia.

Kaplan Ventures is made up of a number of businesses in various stages of development that are managed separately from the other education businesses. Kaplan Ventures includes Kaplan EduNeering, Kaplan Continuing Education, Education Connection, Kaplan Virtual Education, Kidum, Kaplan IT Learning and other smaller businesses. Revenues at Kaplan Ventures increased 12% in the first quarter of 2010. Kaplan Ventures reported operating losses of $6.7 million in the first quarter of 2010, compared to operating losses of $2.1 million in 2009, due largely to increased losses at Kaplan Virtual Education, a developing group of online high school institutions. In April 2010, Kaplan sold Education Connection; the gain on sale was not significant.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Stock compensation charges relate to incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Kaplan recorded stock compensation expense of $0.5 million in the first quarter of 2010, compared to stock compensation expense of $1.8 million in the first quarter of 2009.

Cable Television

Cable television division revenue of $189.4 million for the first quarter of 2010 represents a 3% increase from $183.5 million in the first quarter of 2009. The 2010 revenue increase is due to continued growth in the division’s cable modem and telephone revenues and a $4 monthly rate increase for most basic subscribers in June 2009. Cable television division operating income increased 1% to $42.5 million, from $42.0 million in the first quarter of 2009. The increase in operating income is due to the division’s revenue growth, offset by increased programming, technical and sales costs.

At March 31, 2010, Revenue Generating Units (RGUs) were down 1% from the prior year due to a reduction in basic and digital subscribers, offset by growth in high-speed data and telephony subscribers. A summary of RGUs is as follows:

	March 31, 2010	March 31, 2009
Cable Television Division Subscribers
Basic	667,314	705,391
Digital	219,699	230,381
High-speed data	405,311	386,101
Telephony	113,826	98,065

Total	1,406,150	1,419,938

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Newspaper Publishing

Newspaper publishing division revenue totaled $155.8 million for the first quarter of 2010, a 3% decline from revenue of $160.9 million for the first quarter of 2009. Print advertising revenue at The Washington Post decreased 8% to $68.7 million, from $74.3 million in 2009. The decline is largely due to reductions in general and retail advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, increased 8% to $23.7 million for the first quarter of 2010, versus $22.0 million for the first quarter of 2009. Display online advertising revenue grew 17%, and online classified advertising revenue on washingtonpost.com declined 13%.

For the first quarter of 2010, Post daily circulation decreased 12.5% and Post Sunday circulation decreased 10.4%, compared to the first quarter of 2009. A portion of this decline relates to increased circulation volumes in the first quarter of 2009 due to the Presidential Inauguration. Average daily circulation in the first quarter of 2010 totaled 562,000, and average Sunday circulation totaled 780,000.

The newspaper division reported an operating loss of $13.8 million in the first quarter of 2010, compared to an operating loss of $53.8 million in the first quarter of 2009. The Post closed its College Park, MD, printing plant in July 2009 and consolidated its printing operations in Springfield, VA. The Post also completed the consolidation of certain other operations in Washington, DC, in the first quarter of 2010. In connection with these activities, $13.4 million in accelerated depreciation was recorded by the Company in the first quarter of 2009, and a $3.1 million loss on an office lease was recorded by the Company in the first quarter of 2010. Excluding accelerated depreciation and lease losses, operating results improved in the first quarter of 2010 due to expense reductions in payroll, newsprint, bad debt and agency fees, and expense reductions at washingtonpost.com. Newsprint expense was down 33% in the first quarter of 2010 due to a decline in newsprint consumption and prices.

Television Broadcasting

Revenue for the broadcast division increased 20% in the first quarter of 2010 to $73.5 million, from $61.2 million in 2009; operating income for the first quarter of 2010 increased 72% to $20.9 million, from $12.1 million in 2009. The increase in revenue and operating income is due to improved advertising demand in all markets, including $5.1 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates and a $1.3 million increase in political advertising revenue.

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Magazine Publishing

Revenue for the magazine publishing division totaled $29.4 million for the first quarter of 2010, a 36% decrease from $46.1 million for the first quarter of 2009. The decline is due primarily to a 38% reduction in advertising revenue at Newsweek from fewer ad pages at the domestic and international editions, one less issue of the domestic edition in the first quarter of 2010 versus 2009, and the December 2009 sale of Newsweek Budget Travel. In February 2009, Newsweek announced a circulation rate base reduction at its domestic edition, from 2.6 million to 1.5 million by January 2010. Subscription revenue also declined at the domestic edition in the first quarter of 2010 due to the rate base reduction.

In December 2009, Newsweek sold Newsweek Budget Travel magazine. Budget Travel revenues and operating losses for the first quarter of 2009 were $3.4 million and $3.0 million, respectively. Early retirement program expense of $6.6 million was recorded in the first quarter of 2009 in connection with a Voluntary Retirement Incentive Program accepted by 44 employees, funded mostly from the assets of the Company’s pension plans.

The division reported an operating loss of $2.3 million in the first quarter of 2010, compared to an operating loss of $20.3 million in the first quarter of 2009. These operating loss amounts include a net pension credit of $8.3 million and $1.6 million for the first quarter of 2010 and 2009, respectively. Excluding first quarter 2009 early retirement program expense and operating losses at Budget Travel, the division’s operating loss declined in the first quarter of 2010 due to a reduction in manufacturing, editorial, subscription, distribution and other expenses.

As previously announced, the Company has retained Allen & Company to explore the possible sale of Newsweek.

Other Businesses and Corporate Office

Other businesses and corporate office included the expenses of the Company’s corporate office and the operating results of Avenue100 Media Solutions.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the first quarter of 2010 was $8.1 million due to significant losses incurred by the Company’s Bowater Mersey Paper Company affiliate. The Company’s equity in losses of affiliates for the first quarter of 2009 was $0.8 million.

The Company holds a 49% interest in Bowater Mersey Paper Company and interests in several other affiliates.

Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $3.3 million for the first quarter of 2010, compared to other non-operating expense, net, of $4.0 million for the first quarter of 2009. The 2010 non-operating expense, net, included $3.3 million in unrealized foreign currency losses; the 2009 non-operating expense, net, included $2.9 million in impairment write-downs on cost method investments and $1.4 million in unrealized foreign currency losses.

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Net Interest Expense

The Company incurred net interest expense of $7.3 million for the first quarter of 2010, compared to $7.1 million for the first quarter of 2009. At April 4, 2010, the Company had $399.3 million in borrowings outstanding, at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for the first quarter of 2010 was 37.9%, compared to 38.1% for the first quarter of 2009.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the first quarter of 2010 was based on 9,240,951 weighted average shares outstanding, compared to 9,339,065 for the first quarter of 2009. In the first quarter of 2010, the Company repurchased 64,305 shares of its Class B common stock at a cost of $27.8 million.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		% Change
	2010	2009
Operating revenues	$1,171,158	$1,054,120	11
Operating expenses	(1,009,335)	(989,098)	2
Depreciation	(62,796)	(77,980)	(19)
Amortization of intangible assets	(6,516)	(6,648)	(2)

Operating income (loss)	92,511	(19,606)	—
Equity in losses of affiliates	(8,109)	(762)	—
Interest income	326	808	(60)
Interest expense	(7,579)	(7,880)	(4)
Other expense, net	(3,321)	(4,043)	(18)

Income (loss) before income taxes	73,828	(31,483)	—
(Provision) benefit for income taxes	(28,000)	12,000	—

Net income (loss)	45,828	(19,483)	—
Net loss attributable to noncontrolling interest	12	788	(98)

Net income (loss) attributable to The Washington Post Company	45,840	(18,695)	—
Redeemable preferred stock dividends	(461)	(473)	(3)

Net income (loss) available for common stock	$45,379	$(19,168)	—

Basic earnings (loss) per share	$4.91	$(2.04)	—

Diluted earnings (loss) per share	$4.91	$(2.04)	—

Basic average shares outstanding	9,174,845	9,339,065
Diluted average shares outstanding	9,240,951	9,339,065

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		% Change
	2010	2009
Operating Revenues:
Education	$711,382	$593,530	20
Cable television	189,358	183,508	3
Newspaper publishing	155,771	160,891	(3)
Television broadcasting	73,482	61,163	20
Magazine publishing	29,377	46,070	(36)
Other businesses and corporate office	14,134	10,820	31
Intersegment elimination	(2,346)	(1,862)	(26)

	$1,171,158	$1,054,120	11

Operating Expenses:
Education	$653,434	$582,368	12
Cable television	146,822	141,496	4
Newspaper publishing	169,523	214,643	(21)
Television broadcasting	52,571	49,020	7
Magazine publishing	31,680	66,408	(52)
Other businesses and corporate office	26,963	21,653	25
Intersegment elimination	(2,346)	(1,862)	(26)

	$1,078,647	$1,073,726	0

Operating Income (Loss):
Education	$57,948	$11,162	—
Cable television	42,536	42,012	1
Newspaper publishing	(13,752)	(53,752)	74
Television broadcasting	20,911	12,143	72
Magazine publishing	(2,303)	(20,338)	89
Other businesses and corporate office	(12,829)	(10,833)	(18)

	$92,511	$(19,606)	—

Depreciation:
Education	$18,748	$19,681	(5)
Cable television	31,626	31,099	2
Newspaper publishing	7,884	23,768	(67)
Television broadcasting	3,137	2,444	28
Magazine publishing	1,198	812	48
Other businesses and corporate office	203	176	15

	$62,796	$77,980	(19)

Amortization of intangible assets:
Education	$5,276	$5,541	(5)
Cable television	76	67	13
Newspaper publishing	282	243	16
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Other businesses and corporate office	882	797	11

	$6,516	$6,648	(2)

Pension Credit (Expense):
Education	$(1,349)	$(1,132)	19
Cable television	(468)	(393)	19
Newspaper publishing	(5,560)	(5,016)	11
Television broadcasting	(262)	(147)	78
Magazine publishing	8,289	1,620	—
Other businesses and corporate office	(215)	(220)	(2)

	$435	$(5,288)	—

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